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                                                                    EXHIBIT 7.1


                              SETTLEMENT AGREEMENT


          SETTLEMENT AGREEMENT, made this 10th day of December, 1998, between TOTAL-TEL USA COMMUNICATIONS, INC., a New Jersey corporation (the "Company"), WALT ANDERSON and REVISION LLC, a Delaware limited liability company ("Revision" and collectively with Anderson, the "Committee").

          WHEREAS, on or about April 7, 1998, Gold & Appel Transfer, S.A. ("Gold & Appel") filed a complaint against the Company in the Superior Court of New Jersey, Chancery Division, Passaic County (the "Court"), Docket No. PAS-C49-98 (the "Lawsuit") and Revision subsequently became a party to the Lawsuit.

          WHEREAS, the Lawsuit is currently pending and the parties hereto desire to settle the Lawsuit and petition the Court for the recission of all outstanding orders issued in connection with the Lawsuit, on the terms and conditions set forth herein.

          WHEREAS, the Company and the Committee have been engaged in a proxy contest with respect to the election of directors of the Company at the Annual Meeting of Stockholders of the Company to be held on December 10, 1998 (the "Meeting") and desire to agree upon a settlement of the matters relating to such proxy contest, on the terms and conditions provided herein.

          WHEREAS, in connection with such proxy contest the Company has distributed to stockholders a proxy statement dated November 11, 1998, and the Committee has distributed stockholders a proxy statement, dated November 25, 1998.

          NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. SETTLEMENT OF LITIGATION. As soon as practicable after the execution and delivery of this Agreement, Revision, Gold & Appel and the Company shall prepare and file a stipulation dismissing with prejudice the Lawsuit and requesting that the Court orders outstanding in connection with the Lawsuit be rescinded, revoked or otherwise caused to be ineffective, and such parties agree to take all action and deliver and exchange such documents as may be reasonably necessary to cause such dismissal of the Lawsuit and rescission or revocation of such orders.


2. ANNUAL MEETING DATE, PROXY STATEMENT AND BY-LAWS.

(A) MEETING DATE. Upon the execution and delivery of this Agreement, the Company shall promptly take all action necessary to change the date of the Meeting from December 10, 1998 to a date no later than January 31, 1999, or in the event that date becomes impracticable due to delays

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in the satisfaction of the regulatory or court approval conditions to such closing, no later than February 28, 1999.

(B) PROXY STATEMENT. Upon the closing of the Stock Purchase (as defined in
Section 3 hereof), the Company shall promptly prepare and file with the Securities and Exchange Commission on a date no later than two business days from the date thereof, a Proxy Statement for solicitation of proxies with respect to the Meeting which contains the recommendation of the Board in favor of the election to the Board of Warren Feldman and two designees of Warren Feldman and Walt Anderson and two designees of Walt Anderson.

(C) BY-LAWS OF THE COMPANY. The By-laws of the Company, dated June 10, 1959 shall remain in effect and shall not be amended or modified in any manner until the election of the reconstituted Board as contemplated by Section 2(b) hereof, at which time such Board shall consider and determine appropriate By-law provisions of the Company.

3. HSR ACT. Each of the Company, on the one hand, and Revision and Walt Anderson, on the other hand, will, as soon as practicable after the date hereof and in connection with the contemplated purchase by Revision from Warren Feldman and Solomon Feldman (the "Stock Purchase") of up to 1,200,000 additional shares of common stock of the Company ("Common Stock"), prepare and file with the appropriate governmental agencies, the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each of the Company, on the one hand, and Revision and Walt Anderson, on the other hand, will use their best efforts to cause to occur on the earliest practicable date the expiration of the waiting period under the HSR Act, and in furtherance of such objective, will take all reasonable actions necessary to comply promptly with all legal requirements or requests for additional information which may be imposed on it with respect thereto and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon them.

4. AGREEMENT WITH RESPECT TO FUTURE PURCHASES. Each of Walt Anderson and Revision agree that during the period commencing on the date hereof and ending on the first anniversary of the date hereof, he or it, as the case may be, and their respective affiliates (other than the Company), will not, directly or indirectly, purchase any shares of Common Stock for a purchase price of less than $24 per share.

5. ADDITIONAL AGREEMENTS; BEST EFFORTS. The parties hereto will agree upon a joint press release to be issued immediately following the execution of this Agreement. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Until the Board is reconstituted as contemplated by Section 2(b) hereof, the Company shall use its best efforts to provide a copy of any press release or other public disclosure about the transactions contemplated hereby to Walt Anderson prior to dissemination of such press release or other disclosure.

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6. FUTURE FINANCING. During the period in which Walt Anderson serves as a director of the Company, Mr. Anderson and Revision agree to use their commercially reasonable efforts to assist the Company in obtaining any financing needed by it to the extent that the Company requests such assistance.

7. ORDINARY COURSE. During the period from the date of this Agreement and continuing until the Board is reconstituted in accordance with Section 2(b) hereof, the Company shall use its best efforts to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and to preserve intact its present business organizations, and to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

8. CERTAIN REPRESENTATIONS BY THE COMPANY. The Company hereby represents and warrants to Walt Anderson and Revision that (i) the execution, delivery and performance by the Company of this Agreement has been duly authorized by all action required by law, its certificate of incorporation and by-laws, (ii) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, (iii) the execution, delivery and performance by the Company of this Agreement will not conflict with or result in any breach of any provision of the charter or by-laws of the Company, (iv) the execution, delivery and performance by the Company of this Agreement will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of its assets or properties may be bound, (v) subject to the provisions of Sections 1 and 3 hereof, the execution, delivery and performance by the Company of this Agreement will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets and (vi) the Company has duly authorized and approved, by all action required by law, including a duly adopted Board resolution, the rescission of the Rights Agreement, dated as of March 31, 1998, between the Company and American Stock Transfer & Trust Company, and such Rights Agreement is void ab initio.

9. CERTAIN REPRESENTATIONS BY REVISION AND WALT ANDERSON. Revision hereby represents and warrants to the Company that (i) the execution, delivery and performance by Revision of this Agreement has been duly authorized by all action required by law, its certificate of formation and operating agreement,
(ii) this Agreement has been duly executed and delivered by Revision and constitutes a legal, valid and binding obligation of Revision, enforceable against it in accordance with its terms, (iii) the execution, delivery and performance by Revision of this Agreement will not conflict with or result in any breach of any provision of the certificate of formation and operating agreement of Revision, (iv) the execution, delivery and performance by Revision of this Agreement will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease,

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license, contract, agreement or other instrument or obligation to which
Revision is a party or by which any of its assets or properties may be bound and (v) subject to the provisions of Sections 1 and 3 hereof, the execution, delivery and performance by Revision of this Agreement will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to Revision or any of its properties or assets. Anderson hereby represents and warrants to the Company that this Agreement has been duly executed and delivered by him and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms and subject to the provisions of Sections 1 and 3 hereof, the execution, delivery and performance by him of this Agreement will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to him or any of his properties or assets.

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof, and supercedes all prior or contemporaneous agreements, understandings, representations and statements, oral or written.

11. NOTICES. All communications provided for hereunder shall be sent in writing and mailed by first class mail, return receipt requested, or sent by overnight courier, or sent by facsimile transmission to the address stated below or to such changed address as the addressee may have been given by similar notice:

(a)    If, to the Company:

                                          Total-Tel USA Communications, Inc.
                                          150 Clove Road
                                          Little Falls, New Jersey
                                          Attn: Warren Feldman
                                          Facsimile No.: (973) 785-5173


With a copy to:

                                          Covington & Burling
                                          1201 Pennsylvania Avenue, N.W.
                                          Washington, D.C. 20044
                                          Attn: Bobby R. Burchfield, Esq.
                                          Facsimile No.: (202) 778-5350
And a copy to:

                                          Jay Miller, Esq.
                                          430 East 57th Street, Suite 5D
                                          New York, New York 10022
                                          Facsimile No.: (212) 758-0624

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(b)    If to Revision or Anderson:

                                        Walt Anderson
                                        c/o Gold & Appel
                                        1023 31st Street, 4th Floor
                                        Washington, D.C. 20007
                                        Facsimile No.: (202)736-5065

With a copy to:

                                        Swidler Berlin Shereff Friedman, LLP
                                        919 Third Avenue
                                        New York, NY 10022
                                        Attn: Richard Goldberg, Esq.
                                        Facsimile No.: (212) 758-9526

Any such notice shall be deemed received, if mailed, five days after mailing, or one day after sending by overnight courier, or upon confirmation of transmission if sent by facsimile transmission.

12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the conflict of laws provisions thereof.

13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.



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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.


                                    TOTAL-TEL USA COMMUNICATIONS, INC.

                                    By: /s/  Warren Feldman
                                        ---------------------------
                                    Name:    Warren Feldman
                                    Title:   Chairman and Chief
                                             Executive Officer


                                    REVISION LLC

                                    By: /s/  Walt Anderson
                                        ---------------------------
                                    Name:    Walt Anderson
                                    Title:   Manager


                                    /s/ Walt Anderson
                                    -------------------------------
                                    Walt Anderson

Evidencing agreement with respect to the provisions of Section 1 hereof only and not with respect to any other provision of this Agreement:


                                    GOLD & APPEL TRANSFER, S.A.

                                    By: /s/ Walt Anderson
                                        ---------------------------
                                    Walt Anderson, Attorney-In-Fact



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